January 2014 Pricing Sheet dated January 21, 2014 relating to Preliminary Terms No. 1,225 dated January 3, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the WisdomTree Japan Hedged Equity Fund due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JANUARY 21, 2014
Issuer:	Morgan Stanley
Maturity date:	February 27, 2015
Valuation date:	February 24, 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the WisdomTree Japan Hedged Equity Fund (the “Fund”). See “WisdomTree Japan Hedged Equity Fund” in the accompanying preliminary terms.
Aggregate principal amount:	$3,684,680
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price:
$10 × share performance factor
This amount will be less than the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$50.41, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:	$11.775 per PLUS (117.75% of the stated principal amount)
Stated principal amount / Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 21, 2014
Original issue date:	January 24, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61760S142 / US61760S1428
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.781 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per PLUS	$10.00	$0.20	$9.80
Total	$3,684,680	$73,693.60	$3,610,986.40
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” on page 19 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,225 dated January 3, 2014
Product Supplement for PLUS dated August 17, 2012                  Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.